Exhibit 3.17

                          CERTIFICATE OF INCORPORATION
                                       OF
                    DORCHESTER MINERALS ACQUISITION GP, INC.




TO:      THE OKLAHOMA SECRETARY OF STATE
         2300 N. Lincoln Blvd., Room 101, State Capitol Building
         Oklahoma City, OK 73105-4897
         (405) 522-4560



     The undersigned, for the purpose of forming an Oklahoma profit corporation pursuant to the provisions of Title 18, Section 1001, does hereby execute the following certificate of incorporation:

     FIRST: The name of the corporation is Dorchester Minerals Acquisition GP, Inc. (the "Corporation").

     SECOND: The address of the Corporation's registered office in the State of Oklahoma is Raley Compressor Station, Intersection of Mile 43 Road and "K" Road,
2.5 Miles southwest of Hooker, Oklahoma, county of Texas. The name of the registered agent is Rodney D. Childress.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporation may be organized under the general corporation law of Oklahoma.

     FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Thousand (100,000) of the par value of $.01 each, to be designated "Common Stock."

     FIFTH: The name of the incorporator of the Corporation is David G. Harris and the mailing address of such incorporator is 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201.

     SIXTH: The name and mailing address of the persons who are to serve as the initial directors until the first annual meeting of the holders of capital stock of the corporation or until their successors are elected and qualified are as follows:

         Name Address

         William Casey McManemin            3738 Oak Lawn Avenue
                                            Suite 300
                                            Dallas, Texas 75219-4379

         H.C. Allen, Jr.                    3738 Oak Lawn Avenue
                                            Suite 300
                                            Dallas, Texas 75219-4379

         James E. Raley                     3738 Oak Lawn Avenue
                                            Suite 300
                                            Dallas, Texas 75219-4379

     SEVENTH: The Board of Directors is expressly authorized and empowered to make, alter or repeal Bylaws, subject to the power of the stockholders to alter or repeal the Bylaws made by the Board of Directors.

     EIGHTH: To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 1053 of the Oklahoma General Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. If the Oklahoma General Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Oklahoma General Corporation Act, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     NINTH: The Corporation will, to the fullest extent permitted by the Oklahoma General Corporation Act, as the same exists or may hereafter be amended, indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his director or officer capacity and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director, officer, employee or agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

     If a claim under this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part,the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Oklahoma General Corporation Act for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Oklahoma General Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     TENTH: The effective date and time of the formation of the Corporation shall be 11:58 p.m., Central Standard Time, on September 21, 2004.

         EXECUTED effective this 21st day of September, 2004.


                                      By:   /s/ David G. Harris
                                           ----------------------
                                                David G. Harris, Incorporator